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Exhibit 10.31
EX-3.1.1.1 CERTIFICATE OF DECREASE
EX-10.6.3 CHANGE IN CONTROL AGREEMENT
EX-10.29.1 CHANGE IN CONTROL AGREEMENT
EX-10.30.1 CHANGE IN CONTROL AGREEMENT
EX-10.31 EMPLOYMENT AGREEMENT
EX-10.31.1 CHANGE IN CONTROL AGREEMENT
EX-10.32 EMPLOYMENT AGREEMENT
EX-10.32.1 CHANGE IN CONTROL AGREEMENT
EX-10.33 CHANGE IN CONTROL AGREEMENT
EX-21 SUBSIDIARIES OF THE REGISTRANT
EX-23 CONSENT OF PRICEWATERHOUSECOOPERS LLP

Exhibit 10.31

December 22, 2000

Mr. David Snow
31 Longview Road
Reading, MA 01867

Dear Dave:

      I am pleased to confirm your appointment to the position of Executive Vice President, Worldwide Sales reporting to me.

      The cash compensation in your new position will be composed of three elements: an annual base salary, an annual bonus opportunity under PictureTel’s Management Incentive Plan, and a Special Sales Executive Incentive Plan. Effective December 18, 2000, the base salary for the new position will be paid at the bi-weekly rate of $8,461.53 (this is equivalent to $220,000.00 annually based on 26 pay periods in the year). At the level of the offered position a full performance and compensation review is scheduled during the quarter immediately following the close of the fiscal year. I will assure you that your base salary will be increased concurrent with any increase made to my salary.

      The payment of a bonus under the Management Incentive Plan is predicated on the Company’s achievement of the annual revenue and profitability objectives established at the start of the fiscal year and your performance in meeting your Individual Goals for the year. The bonus opportunity will be 0% —40% of base salary for full performance, but may range up to 80% of base salary for performance in excess of the plan. The bonus, if any, is determined and paid in the first quarter following the close of the fiscal year.

      The Special Sales Executive Incentive (“Plan”) will have an annual target opportunity of $24,000. The payment of any incentive under the Plan will be based upon the achievement of, but not be limited to, such things as revenue, margin and expense objectives. Specific Plan provisions and measurement metrics will be prepared for the year 2001 as soon as possible following the finalization of the 2001 Company Business Plan.

      In addition, I have recommended to the Compensation Committee of the Board of Directors that you be granted an additional option to purchase 50,000 shares of the Common Stock of the Company (“Option”). The Option will vest over a four (4) year period, with the first twenty-five (25) percent of the Option vesting one (1) year following the date the option grant is approved and six and one quarter (6.25) percent of the Option vesting each full three (3) month period thereafter. The purchase price of the Option will be determined by the Compensation Committee on the day your option grant is approved and will be no less than the closing price as quoted on the National Market System of NASDAQ on that date. Vesting shall be conditional on your continued full-time employment with the company. The full acceleration of all unvested stock options in the event of a change in control is specifically covered in the 1999 PictureTel Equity Plan (“Plan”). Certain other restrictions may apply to your option grant as set forth in the 1999 PictureTel Equity Plan. As an Executive Officer, any additional option grant is subject to the annual total compensation review discussed above.

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      In the event that your employment with the Company is involuntarily terminated for any reason other than for Cause, you will be entitled to receive a continuation of your then current base salary for a period of Twelve (12) consecutive months following such termination (the “Severance Period”). For purposes of this letter, “Cause” shall be defined as and be limited to conviction of a felony or willful misconduct or gross negligence in the performance of duties which result in material harm to PictureTel. During the Severance Period, the Company will maintain your eligibility to participate in the Company’s group medical and dental plans and will continue to contribute its share of the costs of such plans at the same level as active employees. If you wish to continue your medical and dental insurance coverage beyond the Severance Period, you may do so for up to a total of eighteen (18) months (inclusive of the Severance Period) pursuant to your rights under the Consolidated Budget Reconciliation Act (“COBRA”). If you elect to continue coverage beyond the Severance Period, you will be responsible for paying the full cost of the coverage.

      Further, the Company will enter into a separate Change in Control Agreement (“CIC Agreement”) which will provide you with certain benefits in the event of an involuntary termination due to a change in control. The CIC Agreement will include certain triggering events and provide, but not be limited to, severance equal to the sum of (a) your then current base salary, plus (b) the highest bonus paid in the three years preceding the triggering events, paid over a consecutive twenty-four (24) month period. The full acceleration of all unvested stock options in the event of a change in control is to be specifically covered in the 1999 Equity Plan and will not be included in the CIC Agreement. The CIC Agreement will be executed concurrently with your acceptance of our employment offer and the commencement of work with the Company.

      If you have any questions regarding this offer, please do not hesitate to call Ralph Walker or me. We look forward to your being an important member of our team.

Sincerely,

Lewis Jaffe
President and
Chief Operating Officer      Accepted: ______________________Date: ____________________

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